Exhibit (a)(3)

FORM OF CONFIRMATION OF RECEIPT OF LETTER OF TRANSMITTAL

AND PROMISE TO GRANT NEW OPTIONS

Dear [Name of Employee],

On behalf of ASAT Holdings Limited (the “Company”), I am writing to confirm receipt of your letter of transmittal confirming your participation in the New Grant Program. If you wish to withdraw your election to cancel the options, you may do so by delivering a written notice of withdrawal in accordance with Section 4 of the New Grant Program at any time before 11:59 p.m., Eastern Standard Time, on February 24, 2003. If we extend the time during which you may elect to participate in the New Grant Program, you have the right to withdraw these options at any time until the extended period expires. In addition, if we do not accept your options for participation in the New Grant Program by March 20, 2003, you may withdraw such options at any time after that date.

Assuming that you do not withdraw your election to cancel the options and the Company does not terminate or withdraw the New Grant Program, in exchange for your agreement to cancel all the options previously granted to you under the ASAT Holdings Limited’s Stock Option Plan 2000 (“Old Options”), the Company hereby promises to grant you a stock option covering an equal number of ordinary shares of the Company that were subject to the Old Options no earlier than August 25, 2003 (“New Options”). The exercise price of the New Options will be based on the closing sale price of our ordinary shares represented by ADSs as reported on NASDAQ on the date before the Replacement Grant Date (as defined in the Offer to Exchange).

In order to receive the New Options, you must be an employee of ASAT or one of its subsidiaries on the date the New Options are granted. The promise to grant does not constitute a guarantee of employment with ASAT or any of its subsidiaries for any period. Your employment with ASAT or any of our subsidiaries remains “at-will”.

This letter is subject to the terms and conditions of the Offer to Exchange dated January 24, 2003, as amended, and the letter of transmittal submitted by you, all of which are incorporated herein by reference.

If you have any queries about your rights in connection with the Offer to Exchange, please call the undersigned at (852) 2439-8408.

Sincerely,

Jeff Dumas

Senior Vice President and General Counsel